Exhibit 10.18

February 1, 2008

Norman Chang

Dear Norman,

In recognition of your continued and valued contributions to Apache, I am pleased to inform you that effective February 1, 2008, your annualized base salary has been increased by an amount of 5,000.00 USD or 3.85%. Your new base salary is 135,000.00 USD.

All Apache employees are part of the momentum being created in 2008, and I would like to thank you for your continuing contributions to the company, and our team.

/s/ Andrew Yang
Andrew Yang
CEO

/s/ Norman Chang
Norman Chang